Exhibit 10(p)

CITY NATIONAL CORPORATION

SUMMARY SHEET OF DIRECTOR COMPENSATION

Set forth below is a summary of the compensation paid by City National Corporation (the “Corporation”) and City National Bank (the “Bank”), a wholly-owned subsidiary of the Corporation (collectively, the “Company”), to the Board of Directors of the Corporation and the Bank, as of the date of filing of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004 (“Form 10-K”).  Each of the current directors of the Corporation is also a director of the Bank.

1.  Employee-Directors:  Directors who are employees of the Company receive no compensation for service as Directors.

2.  Non-Employee Directors.

• Fees.  The Company pays the following cash fees to its non-employee directors for attendance at Board and Committee meetings and for serving as Committee Chairs:

Board of Director Meeting Fees	$2,000
Committee Meeting Fees	$1,500
Annual Retainer for Chair of Board Committees(1)	$3,000 - $10,000

(1) Effective October 27, 2004, upon the recommendation of the Compensation, Nominating & Governance Committee (“CN&G Committee”) and with advice of an independent consulting firm, the Board increased the annual retainers of the Audit Committee Chair from $5,000 per year to $10,000 per year and the CN&G Committee Chair from $3,000 per year to $5,000 per year.  The chairs of the Directors Trust Committee and the Community Reinvestment Act Committee each receive an annual fee of $3,000.  The retainers are paid bi-annually in January and July.

In addition, the Company reimburses non-employee directors for travel expenses incurred in connection with attending Board, Committee and shareholder meetings, and for other Company-business related expenses (including the travel expenses of spouses if they are specifically invited to attend the event for appropriate business purposes).

• Director Stock Options.  Pursuant to the Corporation’s Amended and Restated 2002 Omnibus Plan (the “Amended 2002 Plan”), an automatic annual grant of 500 discounted stock options (“DSOs”) was made to each non-employee director on the date of the 2004 annual stockholders meeting (“DSOs “) at an exercise price of $1.00 per share.  The DSOs vested six months after grant and expire ten years after grant.  In order to conform the grant of equity compensation awarded to non-employee directors to the requirements of Section 409A of the Internal Revenue Code, enacted as part of the American Jobs Creation Act of 2004 (“Section 409A”), after consultation with an independent consulting group, the CN&G Committee has recommended to the Board that the automatic annual grants of DSOs be discontinued effective as of the 2005 annual stockholders meeting and the provision of the Amended 2002 Plan permitting such grants be deleted.  On March 9, 2005, the Board approved that recommendation.  In place of the DSO grants, the Board has approved the payment of an “Annual Award” to each non-employee director as described below.

• Annual Award.  On the date of each annual stockholders meeting, each non-employee director will be entitled to receive an “Annual Award” in cash in an amount equivalent to the value of 500 shares of the Corporation’s common stock based on the closing price reported on the NYSE the prior business day.  This cash payment will not be eligible for deferral under the Director Deferred Compensation Plan.  In order to align the directors’ compensation with stockholders’ interests, each director will be required to use 50% percent of the gross amount of the Annual Award to purchase shares of the Corporation’s stock on the open market within six months from the date of the annual meeting. This stock purchase requirement for non-employee directors will be included in the Company’s Corporate Governance Guidelines.

• 2000 City National Bank Director Deferred Compensation Plan.  The Bank’s 2000 Director Deferred Compensation Plan allows non-employee directors to elect each year to defer up to 100% of their director meeting fees and annual committee chair retainers. (See Exhibit  10(s) to Form 10-K for more information.)

• Director Stock Ownership  It is the policy of the Board that each non-employee director, to enhance his or her ownership in the Corporation and to better align the Board with the interests of the stockholders, is required over three years to accumulate and own at least $100,000 worth of  the Corporation’s stock.  There are additional stock ownership requirements for employee-directors based on multiples of their salary, which requirements range from ownership of stock in an amount equal to 5x salary for the CEO to 3.5x salary for the other employee-directors.  For more information about the stock ownership requirements for both directors and officers, see Appendix A to the Guidelines on the CNC Corporate Governance Web Page.